Contact:  Joe Stroop            FOR IMMEDIATE RELEASE
          972-652-4743
          joe_stroop@afcc.com


            THE ASSOCIATES SECOND QUARTER EARNINGS:
           HIGHEST-GROWTH QUARTER IN COMPANY HISTORY

     DALLAS, July 15, 1997 -- Associates First Capital Corporation (The Associates) reported record earnings and growth for the second quarter of 1997. Receivables growth of more than $3.9 billion was the best growth ever achieved during a single quarter in the company's history.

     Net earnings for the three-month period ended June 30, 1997 reached $245 million, or $0.71 per share, a 22% increase over the same period in 1996. For the first six months of 1997, net earnings were $482.8 million, or $1.39 per share, which is up 23% from the first half of 1996.

     "The excellent second quarter, coupled with a very strong first quarter, resulted in the first half of 1997 being the best six-month period in the company's history," said Keith W. Hughes, chairman and chief executive officer of The Associates. "These results put us on track for a strong performance in 1997."

     The company's 90th consecutive quarter of year-to-year earnings improvement came from growth in earning assets combined with improved profitability. The profitability improvement was driven by stronger margins somewhat offset by higher losses during the quarter.

     "We are gratified to be able to report growth in all areas, especially our credit card and international operations," Mr. Hughes added. "Our goal is to generate predictable, sustainable growth as a company, so that we can fulfill our commitments to shareholders, employees, lenders and customers. The quality growth we have been able to achieve in prior years is the foundation for this year's earnings improvement. We have no more important goal than the consistency of our performance."

     Net finance receivables outstanding at quarter's end reached $51.6 billion, an 18% increase over the same period a year ago. In addition, the company services $2.5 billion in securitized finance receivables, comprised entirely of manufactured housing and
recreational vehicle loans.   Total assets managed by The Associates
at June 30, 1997 were $55.5 billion, a record.

     At June 30, 1997, consumer net finance receivables reached $35.5 billion, an 18% increase over the prior year, and commercial net finance receivables were $16.1 billion, a 20% improvement.

                    Operating Unit Highlights

+ The U.S. consumer branch operations reported record growth, driven by internal growth, several acquisitions and expansion of the nationwide 1,600-branch network.
+ Commercial operations had strong internal growth in all areas,led by its core businesses of transportation and equipment financing and leasing.
+ Credit card operations completed the previously announced acquisitions of a bank credit card portfolio of JCPenney and the private-label credit card operation of Texaco.
      Together, these acquisitions added $1.4 billion in receivables.
+ The international operation continued to develop new markets, opening a second consumer finance office in Costa Rica and its 20th office in Mexico. Consumer branch growth in Japan and commercial growth in Canada also made significant contributions.

                      Company Description

     Associates First Capital Corporation (NYSE: AFS) is a leading diversified finance company providing consumer and commercial finance, leasing and related services through 2,220 offices in the U.S. and internationally. Based in Dallas, it is an indirect, majority-owned subsidiary of Ford Motor Company.

                              # # #
(TABLE FOLLOWS)

                         ASSOCIATES FIRST CAPITAL CORPORATION
                              FINANCIAL HIGHLIGHTS

($ millions-except
 earnings per share)               Three Months Ended                  Six Months Ended
                                        or at                             or at
                             6-30-97    6-30-96   % Change    6-30-97     6-30-96    % Change
                             ----------------------------------------------------------------
Net earnings
  Amount                     $   245.0  $   200.2     22      $   482.8    $   392.5     23
  Return on average
   equity <F1>                   17.22%     16.38%                17.28%       16.48%
  Return on average
   adjusted equity <F1><F2>      20.53      20.58                 20.73        20.58
  Return on average
   assets <F1><F3>                1.89       1.88                  1.91         1.90

Net earnings per share       $    0.71  $    0.58     22      $    1.39    $    1.13     23

Stockholders' equity                                          $ 5,821.0    $ 5,106.9     14

Net finance receivables
  Consumer finance                                            $35,546.8    $30,165.8     18
  Commercial finance                                           16,070.4     13,423.7     20
                                                              ---------    ---------
    Total net finance
     receivables                                              $51,617.2    $43,589.5     18
                                                              =========    =========

Total assets                                                  $53,041.2    $45,116.4     18

Total managed assets                                          $55,507.9    $45,834.4     21

Total revenue                $ 2,049.5  $ 1,717.0     19      $ 3,976.2    $ 3,362.0     18

Net interest margin
 (as a % of ANR) <F3>              9.47%      9.29%                 9.46%        9.29%

Efficiency ratio                  42.9       44.5                  42.6         44.6

                                    Three Months Ended         Six Months Ended
                                          or at                    or at
                                    6-30-97    3-31-97       6-30-97      6-30-96
                                    ---------------------------------------------------------
Credit Quality:
  60+days contractual
   delinquency                         2.25%      2.25%         2.25%       1.80%

  Credit losses (as a %
   of ANR)                             2.45       2.31          2.38        1.85

Allowance for losses on
 finance receivables
  Amount                           $1,849.5   $1,675.9      $1,849.5    $1,469.0
  Percent of net finance
   receivables                         3.58%      3.51%         3.58%       3.37%

<F1> The 1996 return on equity, return on adjusted equity and return on assets have been restated
to exclude a $1,850 million dividend related to the IPO.  If included, these returns for the three and six months ended June 30, 1996 would have been 19.57%, 25.56%, and 1.83%; and 18.87%,
24.59%, and 1.83%, respectively.
<F2> Excludes push-down goodwill created by Ford acquisition of foreign affiliates in 1989.
<F3> Adjusted to exclude IPO related charges in first and second quarter 1996.

ANR = Average Net Receivables

                        ASSOCIATES FIRST CAPITAL CORPORATION
                          QUARTERLY FINANCIAL SUPPLEMENT

Statement of Earnings

                                        Three Months Ended            Change from
Consolidated                                  or at                    Prior Year
 ($ millions)                     6-30-97    3-31-97     6-30-96    Amount   Percent
                                  --------------------------------------------------
Revenue
  Finance charges                $ 1,872.4  $ 1,761.7   $ 1,567.6   $  304.8   19.4%
  Insurance premiums                 105.3       99.1       100.5        4.8    4.8
  Investment and other
   income                             71.8       65.9        48.9       22.9   46.8
                                 ---------  ---------   ---------   --------
                                   2,049.5    1,926.7     1,717.0      332.5   19.4
Expenses
  Interest expense                   679.6      637.4       593.5       86.1   14.5
  Operating expenses                 571.6      531.2       483.2       88.4   18.3
  Provision for losses
   on finance receivables            372.6      344.5       275.7       96.9   35.1
  Insurance benefits paid
   or provided                        36.7       36.1        37.0       (0.3)  (0.8)
                                 ---------  ---------  ----------   --------
                                   1,660.5    1,549.2     1,389.4      271.1   19.5
                                 ---------  ---------  ----------   --------

Earnings before provision
 for income taxes                    389.0      377.5       327.6       61.4   18.7
Provision for income taxes           144.0      139.7       127.4       16.6   13.0
                                 ---------  ---------  ----------   --------
Net earnings                     $   245.0  $   237.8   $   200.2   $   44.8   22.4%
                                 =========  =========  ==========   ========
Average Net Finance
 Receivables                     $50,416.7  $47,555.6   $42,292.8   $8,123.9   19.2%

Balance Sheet Items
 ($ millions)

Total assets:
  End of period                  $53,041.2  $49,210.8   $45,116.4   $7,924.8   17.6%
  Average                         51,963.6   49,153.6    43,814.5    8,149.1   18.6
Managed assets                    55,507.9   51,809.0    45,834.4    9,673.5   21.1
Debt                              45,579.4   41,916.7    38,615.8    6,963.6   18.0
Stockholders' equity:
  End of period                    5,821.0    5,558.7     5,106.9
  Per share (whole $)                16.80      16.04       14.73
  Average                          5,690.0    5,479.4     4,093.3

Debt-to-equity                        7.82x      7.54x       7.52x
Debt-to-adjusted
 equity <F1>                          9.10       8.73        9.07

Key Ratios
  Net interest margin <F2>            9.47%      9.46%       9.29%
  Efficiency ratio                    42.9       42.4        44.5
  Net earnings per share
   (whole $)                    $     0.71   $   0.69   $    0.58    $   0.13   22.4%
Equivalent shares for EPS
 calculation                      346,411     346,654    346,654        (243)  (0.1)

<F1> Excludes push-down goodwill created by Ford acquisition of foreign affiliates in
1989.
<F2> Excludes IPO related charges in first and second quarter 1996.

                           ASSOCIATES FIRST CAPITAL CORPORATION
                             QUARTERLY FINANCIAL SUPPLEMENT

Receivables/Servicing Portfolios

                                                                  Change From
                                                                   Prior Year
Receivables ($ millions)      6-30-97    3-31-97    6-30-96    Amount    Percent
                             ---------------------------------------------------
Consumer
  Home equity lending        $17,547.2  $16,965.5  $15,145.5  $ 2,401.7   15.9 %
  Personal lending and
   retail sales finance        8,385.4    7,677.1    6,765.1    1,620.3   24.0
  Credit card                  8,240.4    6,691.3    5,979.5    2,260.9   37.8
  Manufactured housing         1,373.8    1,066.9    2,275.7     (901.9) (39.6)
                             ---------  ---------  ---------  ---------
                              35,546.8   32,400.8  $30,165.8    5,381.0   17.8
                             ---------  ---------  ---------  ---------
Commercial
  Truck and truck trailer      8,970.6    8,687.3    8,241.4      729.2    8.8 %
  Equipment                    4,887.4    4,679.7    4,207.9      679.4   16.1
  Other                        2,212.4    1,933.3      974.4    1,238.1    N/M
                             ---------  ---------  ---------  ---------
                              16,070.4   15,300.3   13,423.7    2,646.7   19.7
                             ---------  ---------  ---------  ---------
    Net finance
     receivables             $51,617.2  $47,701.1  $43,589.5  $ 8,027.7   18.4 %
                             =========  =========  =========  =========

                                 Three Months Ended           Change From
Servicing Portfolios                   or at                   Prior Year
 ($ millions)              6-30-97    3-31-97    6-30-96    Amount      Percent
                           -----------------------------------------------------
Manufactured Housing
--------------------
Outstanding net
 receivables:
  End of period           $ 1,587.1  $ 1,645.4    $ -      $ 1,587.1       -   %
  Average                   1,616.3    1,466.6      -        1,616.3       -
Finance charge yield          11.27%     11.26%     -%          -    pts.
60+days contractual
 delinquency                   1.05       0.71      -           -
Credit losses (as a %
 of ANR)                       0.76       0.68      -           -

Recreational Vehicles
---------------------
Outstanding net
 receivables:
  End of period           $   879.6  $   952.8   $718.0    $  161.6       22.5 %
  Average                     928.1      891.1    755.2       172.9       22.9
Finance charge yield           9.48%      9.49%    9.50%      (0.02) pts.
60+days contractual
 delinquency                   0.07       0.07     0.06        0.01
Credit losses (as a %
 of ANR)                       0.34       0.30     0.25        0.09

Total Servicing Portfolios
--------------------------
Outstanding net
 receivables:
  End of period            $2,466.7  $ 2,598.2   $718.0    $1,748.7       N/M
  Average                   2,544.4    2,357.7    755.2     1,789.2       N/M
Finance charge yield          10.62%     10.59%    9.50%       1.12  pts.
60+days contractual
 delinquency                   0.70       0.47     0.06        0.64
Credit losses (as a %
 of ANR)                       0.60       0.54     0.25        0.35

Credit Quality/Credit Loss Reserves

                                                   Three Months Ended
                                                         or at
60+Days Contractual Delinquency             6-30-97     3-31-97    6-30-96
-------------------------------             ------------------------------
Consumer
  Home equity lending                          2.12%       2.15%      1.82%
  Personal lending and retail sales
   finance                                     3.34        3.32       2.84
  Credit card                                  3.81        3.83       3.40
  Manufactured housing                         1.00        1.41       0.74
    Total Consumer                             2.75        2.75       2.25

Commercial
  Truck and truck trailer                      1.53        1.58       0.93
  Equipment                                    0.94        0.92       0.71
    Total Commercial                           1.20        1.23       0.80

      Total                                    2.25%       2.25%      1.80%

Net Credit Losses to ANR
------------------------
Consumer
  Home equity lending                          1.05%       1.08%      0.97%
  Personal lending and retail sales
   finance                                     5.29        4.60       4.16
  Credit card                                  7.27        7.73       6.09
  Manufactured housing                         0.46        0.71       0.87
    Total Consumer                             3.50        3.29       2.67

Commercial
  Truck and truck trailer                      0.30        0.31       0.28
  Equipment                                    0.36        0.23       0.42
    Total Commercial                           0.30        0.24       0.32

      Total                                    2.45%       2.31%      1.95%

Credit Loss Reserves
--------------------
Allowance for losses:
  Balance at end of period                 $1,849.5    $1,675.9   $1,469.0

  To net finance receivables                   3.58%       3.51%      3.37%

  Multiple to net credit losses
   (Trailing 4 Qtrs.)                          1.70x       1.70x      2.04x
